AGREEMENT FOR PURCHASE AND SALE

                                       OF

                                  REAL PROPERTY


                                 BY AND BETWEEN


                                PMC-SIERRA, INC.,
                             A DELAWARE CORPORATION

                                    AS SELLER

                                       AND

                             WB MISSION TOWERS, LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY,

                                    AS BUYER



                                  JUNE 29, 2003

                              PROPERTY LOCATED AT:

                               3985 FREEDOM CIRCLE
                             SANTA CLARA, CALIFORNIA




                         AGREEMENT FOR PURCHASE AND SALE
                                       OF
                                  REAL PROPERTY


         THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (the "Agreement") is dated as of the 29th day of June, 2003 by and between PMC-SIERRA, INC., a Delaware corporation ("Seller" or "PMC"), and MISSION TOWERS, LLC, a Delaware limited liability company ("Buyer" or "Westbrook").

                                    RECITALS

         A. PMC, as tenant, and WHTS Freedom Circle Partners II, LLC ("WHTS"), as landlord, are parties to that certain Lease dated as of July 20, 2000 (as amended, the "WHTS Lease"), pursuant to which PMC leases the Property (as hereinafter defined) from WHTS.

         B. In addition, PMC, as buyer, and WHTS, as seller, have entered into that certain Agreement for Purchase and Sale dated as of the date hereof (the "WHTS Agreement"), pursuant to which PMC or an affiliate of PMC has the right to acquire the fee interest in the Property from WHTS, a true and correct copy of which has been delivered to Buyer.

         C. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement

                                    AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. Definitions. Unless the context otherwise specifies or requires, for the purposes of this Agreement all words and phrases having their initial letters capitalized herein shall have the meanings set forth below:

         "Adjacent Property" shall mean the real property owned by WHTS Freedom Circle Partners, L.L.C., a Delaware limited liability company, commonly known as 3975 Freedom Circle, Santa Clara, California, and more particularly described in Exhibit R to this Agreement.

         "Closing Certificates" shall mean the Seller Closing Certificate to be delivered to Buyer on the Closing Date in the form of Exhibit O, including therewith the WHTS Closing Certificate, which is to be delivered to Seller for the benefit of Seller and Buyer upon the closing of the Seller's acquisition of the Property from WHTS, in the form of Attachment A to Exhibit O (or such other form as Buyer will accept in its discretion).

         "Closing Date" shall mean the date of recordation of the Deed.

         "Closing Documents" shall mean the Closing Certificates, the Parking Easement Agreement, the Reliance Letter, and the Development Indemnity Agreement and, if applicable, the WHTS Modification Indemnity.

         "Contingency Period" shall mean the period commencing on the Contract Date and terminating at 11:00 a.m. Pacific Time on July 2, 2003.

         "Contract Date" shall mean June 11, 2003.

         "Development Indemnity Agreement" shall mean a Development Indemnity Agreement in the form set forth in attached Exhibit S, to be executed and recorded in the office of the Santa Clara County Clerk Recorder, on or prior to the Closing Date, by WHTS and WHTS Freedom Circle Partners, L.L.C. a Delaware limited liability company (as the owner of the Adjacent Property).

         "Environmental Insurance Policy" shall mean an insurance policy insuring against loss and liability as a consequence of the presence of legionella bacteria in the Property after the Closing Date in such form and from such insurer and with such coverages, deductibles, and exclusions as Buyer shall approve during the Contingency Period and insuring Buyer and naming Seller and such other parties as Buyer shall designate during the Contingency Period as additional insureds.

         "Environmental Laws" shall mean any and all federal, state and local laws, statutes, rules, regulations, requirements under permits issued with respect thereto, and other requirements of any federal, state or local governmental agency, court, board, bureau or other authority having jurisdiction with respect to or relating to the environment, to any Hazardous Substance or to any activity involving Hazardous Substances, and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq., the Federal Resource
Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) and all amendments thereto in effect as of the Closing Date.

         "Hazardous Substances" shall mean and include any chemical, compound, material, mixture, waste or substance that is defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity including any petroleum, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas) and including legionella bacteria. "Hazardous Substances" shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, compound or mixture which is (i) asbestos, (ii) designated as a "hazardous substance" pursuant to Section 1317 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (iii) defined as a "hazardous waste" pursuant to Section 6903 of the Federal Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq., (iv) defined as "hazardous substances" pursuant to Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.), or (v) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); or in any and all amendments thereto in effect as of the Closing Date; or such chemicals, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable local, state or federal Environmental Laws.

         "Hillmann" shall mean Hillmann Environmental Company, Inc., now known as Hillmann Environmental Group.

         "Improvements" shall mean all improvements and fixtures now or hereafter located on the Land including, without limitation, the twelve (12) story building (the "Building") constructed on the Land, together with all appurtenances thereto and all apparatus, equipment and appliances located on the Land and owned by Seller and used in connection with the operation and occupancy thereof such as systems or facilities for heating, ventilation, air conditioning, climate control, utility services, parking services, garbage disposal, irrigation and/or recreation, and all landscaping.

         "Intangible Property" shall mean Seller's rights, title and interests in: (a) any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers identified with the Property; and (b) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property.

         "Land" shall mean the real property commonly known as 3985 Freedom Circle, Santa Clara, California, and more particularly described in Exhibit A to this Agreement, and all rights and interests appurtenant thereto, including but not limited to rights under the Parking Easement Agreement and all other easements, riparian or other water rights, rights of way and other interests appurtenant thereto, and all right, title and interest of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of, adjacent to or adjoining such real property and in all strips and gores.

         "Laws and Restrictions" shall mean all applicable federal, state, local and other laws, statutes, regulations, codes, orders, ordinances and rules including, without limitation, those relating to fire, safety, land use, subdivision, health, labor, environmental protection, seismic design, conservation, parking, handicapped access, zoning and building, and all restrictive covenants (if any), other title encumbrances and other obligations affecting the Property, all Environmental Laws, all applicable provisions of the Fair Housing Act of 1968 and the Americans With Disabilities Act of 1990, and all amendments thereto.

         "Material Exception" is defined in Section 4(c)(ix).

         "Parking Easement Agreement" shall mean that certain Easement Agreement dated July 6, 2000, and recorded on September 22, 2000 as Document No. 15400202 in the office of the Santa Clara County Clerk Recorder, as amended by First Amendment dated October 31, 2000, recorded as Document No. 15445030 on November 2, 2000, by and between Seller and WHTS Freedom Circle Partners, L.L.C., as the same shall be amended and restated (and recorded in the office of the Santa Clara County Clerk Recorder) on the Closing Date as set forth in attached Exhibit J.

         "Permitted Exceptions" shall mean the exceptions to title identified as items 1 through 14, inclusive, on Schedule B, Part 2 of the Title Commitment attached hereto as Exhibit I.

         "Personal Property" shall mean all personal property now or hereafter owned by WHTS and conveyed to Seller, or otherwise owned by Seller, which is used in connection with the Land, the Improvements and/or the Intangible Property or the ownership or operation thereof including, without limitation, all furniture, fixtures, machinery, appliances and equipment located on the Property, other than personal property owned by tenants of the Property. A list of the Personal Property is attached hereto as Exhibit C.

         "Property" shall mean collectively the Land, the Improvements, the Personal Property, and the Intangible Property.

         "Reliance Letter" shall mean a letter in the form of Exhibit Q attached hereto addressed to Buyer and duly signed by Hillmann.

          "Scheduled Closing Date" shall mean July 7, 2003.

         "Title Commitment" shall mean that title commitment issued by the Title Company for an ALTA Extended Coverage Owner's Policy of Title Insurance in the amount of the Purchase Price (Form B, Rev. 10/17/70), and including a commitment for the following endorsements: CLTA endorsements numbered 100 (modified) 100.6, 103.4, 103.7, 116, 116.1, 116.4, 116.7 and 123.2, a "Fairway" endorsement, and a
"separate tax parcel" endorsement, which is attached hereto as Exhibit I.

         "Title Company" shall mean First American Guaranty Company whose address for this transaction is as follows:

         First American Guaranty Company
         1737 North First Street, Suite 100
         San Jose, California  95112
         Attn:  Mike Hickey
         Fax No. (408) 451-7836

         "Title Policy" is defined in Section 4(c)(i).

         "WHTS Modification Indemnity" shall mean a WHTS Modification Indemnity in the form set forth in attached Exhibit T as described in Sections 4(c)(ix) and (x).

         2. Purchase And Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, subject to and on all of the terms, covenants and conditions set forth in this Agreement. Within one (1) business day following the Contract Date, Seller shall designate Buyer as the "Buyer Party" under the WHTS Agreement.

         3. Purchase Price. The total purchase price for the Property (the "Purchase Price") shall be the sum of $32,750,000 which, subject to all prorations and adjustments provided in this Agreement, shall be paid by Buyer to Seller through escrow on the Closing Date as follows:

              3.1 Deposit. Prior to the expiration of the Contingency Period, provided Buyer does not elect to terminate this Agreement in accordance with
Section 4 below, Buyer shall deposit with the Title Company the amount of $3,000,000 (the "Deposit"), which sum the Title Company shall deposit in a federally insured interest-bearing "money market" account at a financial institution reasonably acceptable to Buyer with the interest from such account to be credited to Buyer.

              3.2 Cash Payment. The balance of Purchase Price shall be paid by Buyer to Seller or, if Seller so directs, to WHTS, by wire transfer in immediately available federal funds on the Closing Date.

         4. Review And Inspection; "As-Is" Purchase; Conditions To Agreement.

                   (a) Review And Inspection. During the Contingency Period, Buyer, as the "Buyer Party" under the WHTS Agreement, shall have the right to conduct, at its sole cost and expense, such investigations, studies, surveys, analyses and tests on and of the Property as it shall, in its sole discretion, determine are necessary or desirable, including, without limitation, soil tests, environmental audits and studies, and make such evaluations as Buyer may, in its sole and absolute discretion, determine are necessary or desirable under the circumstances, provided that (i) the Buyer's right to enter upon and undertake samples, tests, and borings are subject to and shall comply with the WHTS Agreement, including as appropriate the obtaining of consent of WHTS and the maintenance of insurance, in accordance with such agreement, (ii) Buyer, as the "Buyer Party" under the WHTS Agreement shall only have the right to conduct soils and groundwater tests and borings regarding the environmental condition of the Property with Seller's prior written consent, which shall not be unreasonably withheld or delayed, (iii) Buyer shall maintain a Three Million Dollar ($3,000,000) combined, single limit, comprehensive general commercial liability insurance policy with respect to the Property, issued by a licensed insurance company naming Seller, WHTS and WHTS' property manager as additional insureds and its consultants and subcontractors engaging any investigation of the Property shall carry at least a One Million Five Hundred Thousand Dollar ($1,500,000) combined, single limit, comprehensive general commercial liability insurance policy while on or about the Property; and (iv) Buyer shall defend, indemnify, protect and hold WHTS, the Property, Seller and Seller's affiliates, members, subsidiaries, officers, directors and agents harmless from and against any loss, cost, damage, or expense (including without limitation, reasonable attorneys' fees) incurred by Seller as a result of property damage, personal injury, or mechanics' liens, to the extent arising out of Buyer's inspections of the Property or Improvements. Without limiting the generality of the foregoing, Buyer agrees to pay WHTS and/or Seller, upon demand, the cost of repairing and restoring any damage or disturbance which Buyer or its agents or contractors cause to the Property. Notwithstanding the foregoing, Buyer shall have no liability for the discovery of any matters in, on, at, or relating to the Property. The indemnity contained in this Section 4(a) shall survive the close of escrow or termination of this Agreement. In order to perform the foregoing investigations, during the Contingency Period, Buyer, its potential lenders, and the agents, contractors, and employees for said parties shall have reasonable access to the Property, all for the purposes of inspecting the same and conducting tests, inspections, and analyses thereon and making evaluations thereof, all at Buyer's expense. Buyer shall not be permitted to conduct any borings, drillings, soils tests, or groundwater tests on the Property in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written reasonable consent of Seller and WHTS. Buyer shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Seller and WHTS and shall give Seller and WHTS at least one (1) business day's prior notice of such test and the ability, if Seller or WHTS may so desire, to take split samples (at no additional expense to Buyer). Seller and WHTS shall be entitled to have a representative present at all times during each such inspection. Seller has made available to Buyer the documents, plans, studies (environmental or otherwise) and reports listed on Exhibit M attached hereto to the extent the same are in Seller's possession or control. Except as specifically set forth in Section 5.1 of this Agreement or the Seller Closing Certificate, Seller makes no representation or warranty relating to the validity of such information and Buyer is responsible to verify such information at its discretion. Nothing contained in this Section 4(a) shall (i) limit the representations, warranties or indemnities made by WHTS under the WHTS Closing Certificate or the other Closing Documents or Buyer's rights and remedies against WHTS thereunder or (ii) limit the representations or warranties made by Seller under the Seller Closing Certificate and/or Section 5.1 of this Agreement. In conducting the inspection of the Property, Buyer shall at all times comply with all laws and regulations of all applicable governmental authorities, and Buyer shall not contact or have any discussions with any of WHTS' employees, agents or representatives, or with any contractors providing services to the Property unless in each case Buyer obtains the prior consent of WHTS, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Carl Shannon at
(415) 536-1850.

                   (b) Termination During Contingency Period. Buyer may, at any time during the Contingency Period, for any reason or no reason, (i) terminate this Agreement by delivering to Seller its written notice of termination prior to the expiration of the Contingency Period, or (ii) waive its right to terminate this Agreement by, prior to the expiration of the Contingency Period,
(a) waiving its termination right in writing and delivering such waiver to Seller, (b) timely delivering the Additional Deposit to the Title Company, and
(c) delivering to Seller either (x) a pro forma of the Environmental Insurance Policy or (y) its written waiver of the condition precedent set forth in Section 4(c)(xii). In the event Buyer (1) fails to provide a written waiver of its right to terminate in accordance with the foregoing no later than 5 p.m. Pacific time on the last day of the Contingency Period, (2) fails to deposit the Additional Deposit with the Title Company no later than 5 p.m. Pacific time on the last day of the Contingency Period, or (3) fails to either deliver the pro forma of the Environmental Insurance Policy to Seller or deliver its election in writing to waive the condition precedent set forth in Section 4(c)(xii), by 5 p.m. Pacific time on the last day of the Contingency Period, then this Agreement shall automatically terminate. In the event of any automatic termination or other termination by Buyer pursuant to this Section 4(b), (x) the Initial Deposit and all other funds deposited in escrow by Buyer and all interest accrued on such funds (less Buyer's share of any escrow and title cancellation fees) shall be returned immediately to Buyer, (y) all documents deposited in escrow by Buyer or Seller shall be returned to the depositing party, and (z) Buyer shall promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals or copies of all tests, reports and inspections of the Property, which do not restrict such delivery to a third party, made and conducted by Buyer or for Buyer's benefit which are in the possession or control of Buyer and promptly return to Seller copies of all materials delivered by Seller or WHTS to Buyer and shall destroy all copies and abstracts thereof, and except for this Section and the provisions of this Agreement that expressly survive the termination of this Agreement, this Agreement shall be null and void and of no further force and effect, and neither Seller nor Buyer shall have any further rights or obligations hereunder.

                   (c) Conditions Precedent. Seller's obligation to sell the Property to Buyer shall be conditioned upon (A) the acquisition of the Property by PMC or its affiliate on the terms set forth in the WHTS Agreement (or such other terms reasonably acceptable to Seller), and (B) the issuance of (or irrevocable commitment of the applicable insurer to issue concurrently with the close of escrow) the Environmental Insurance Policy. In addition, Buyer's obligation to purchase the Property shall be conditioned expressly upon the fulfillment of each of the following conditions precedent on or before the Closing Date:

                        (i) The issuance by the Title Company, or the irrevocable binding commitment of the Title Company to issue, to Buyer, on the Closing Date, conditioned only upon payment of the Title Company's regularly-scheduled premium, the title policy ("Title Policy") described in the Title Commitment, including the endorsements described in the Title Commitment, insuring Buyer that fee simple absolute title to the Property is vested, free and clear of all liens and encumbrances except for the Permitted Exceptions.

                        (ii) Subject to Section 8 of this Agreement, there shall have been no material adverse change in the condition of the Property, or any portion thereof.

                        (iii) There are no contracts, other than the Permitted Exceptions, that certain Master License Agreement dated May 4, 2001 by an between TishmanSpeyer Properties and Ad Walls, LLC, and any other agreements approved in writing by Buyer, which will affect the Property or be binding upon Buyer on or after the Closing Date.

                        (iv) From and after the Contract Date, WHTS has not failed in any material respect to perform the items described in clauses (i) through (vi) of Section 5.3(a) below.

                        (v) From and after the Contract Date, WHTS has not removed or permitted the removal of any Personal Property or any fixtures from the Property except to the extent such items were replaced with Personal Property or fixtures of equal or greater value.

                        (vi) The acquisition of fee title to the Property by PMC or its affiliate, and the termination of the WHTS Lease.

                        (vii) The execution, acknowledgement, and delivery by WHTS and the owner of the Adjacent Property of an Amended and Restated Parking Easement Agreement in the form attached hereto as Exhibit J to escrow, the recordation thereof in the office of the Santa Clara County Clerk Recorder and the recorded subordination thereto by the holder of any deed of trust or other foreclosable document or instrument currently encumbering the Adjacent Property, all on or prior to the Closing Date.

                        (viii) The execution and delivery by Hillmann to escrow for delivery to Buyer at the close of escrow of the Reliance Letter, provided, however, that if the Reliance Letter is not then in fact delivered to Buyer at the close of escrow, this condition shall be deemed to have failed. Seller cannot and does not make any warranty or representation whatsoever concerning the completeness or the accuracy of any matters contained in the Reliance Letter.

                        (ix) The execution by the parties thereto and delivery to escrow for the delivery to Buyer at the close of escrow of the Closing Certificates; provided however, that if the Closing Certificates are not then in fact delivered to Buyer at the close of escrow this condition shall be deemed to have failed. Notwithstanding the foregoing, if WHTS includes any matter on
Schedule 2 to the WHTS Closing Certificate and all matters on Schedule 2 to the WHTS Closing Certificate, when taken together, constitute a "Material Exception" (as hereinafter defined), Buyer shall have the right to terminate this Agreement. Upon any such termination, upon Buyer's demand, the Deposit will be returned by the Title Company to Buyer (and Seller shall so instruct the Title Company) and, subject to the provision for reimbursement of expenses under certain circumstances set forth in this Section 4(c)(ix), this Agreement shall terminate and be of no further force or effect, except for those provisions that expressly survive the termination hereof. If this Agreement is not so terminated by Buyer, then Seller and Buyer shall consummate this transaction in accordance with this Agreement. If WHTS includes any matter on Schedule 2 to the WHTS Closing Certificate, but all of the matters on Schedule 2 to the WHTS Closing Certificate do not in the aggregate constitute a Material Exception (as hereinafter defined), then (1) Buyer shall have no right to terminate this Agreement pursuant to this Section 4(c)(ix), and (2) the additional condition precedent described in Section 4(c)(x) shall apply and (3) subject to the terms and conditions of this Agreement, Seller and Buyer shall consummate this transaction without any abatement in the Purchase Price as a result of that matter (so long as the condition precedent described in Section 4(c)(x) is satisfied). Furthermore, if Buyer terminates this Agreement pursuant to this
Section 4(c)(ix) and a matter set forth on Schedule 2 to the WHTS Closing Certificate, which alone or together with other matters thereon, gave rise to the termination right, makes the representations and warranties made by WHTS in
Section 5.1 of the WHTS Agreement false when made (a copy of which Section 5.1 is attached hereto as Exhibit B, and which shall not be modified by Seller), then Seller, upon Buyer's written request, shall pay to Buyer an amount equal to all of Buyer's out-of-pocket costs incurred by Buyer in connection with this transaction, including but not limited to its legal expenses relating to this transaction, non-refundable loan fees, and its studies, inspections and investigations of the Property during the Contingency Period, but in no event to exceed $250,000 provided, however, that Seller's obligation to make this payment shall be limited to the amount collected by Seller (and Seller shall exercise its reasonable and diligent efforts to so collect) (or which could reasonably have been collected by Seller, assuming all reasonable diligence in attempted collection) pursuant to Section 4(c)(viii) of the WHTS Agreement (a copy of which Section 4(c)(viii) is attached hereto as Exhibit D and which shall not be modified by Seller). For the purposes of this Section 4(c)(ix), the matters set forth on Schedule 2 to the WHTS Closing Certificate shall be deemed a "Material Exception," if, but only if, all of the matters included on Schedule 2 to the WHTS Closing Certificate, when taken together, would reasonably be expected to result in additional cost, expense, liability and/or damage to Buyer (after factoring in all cost of litigating, resolving, and/or defending the matter, any reduction in the fair market value of the Property, any contingent liability, and the cost of any delay in the lease-up of the Property) in excess of Five Hundred Thousand Dollars ($500,000). The provisions of this Section 4(c)(ix) shall survive the close of escrow and the termination of this Agreement. In addition, the provisions of this Section 4(c)(ix) shall be subject to Section 8 of this Agreement and shall not apply to any events covered thereunder.

                        (x) If, but only if, required pursuant to Section 4(c)(ix) above, the delivery to escrow for delivery to Buyer at the close of escrow of the WHTS Modification Indemnity; provided however, that if the WHTS Modification Indemnity is not then in fact delivered to Buyer at the close of escrow this condition shall be deemed to have failed. The WHTS Modification Indemnity shall be subject to the limitations set forth in the WHTS Closing Certificate.

                        (xi) The execution, acknowledgement, and delivery to escrow by WHTS and the owner of the Adjacent Property of the Development Indemnity Agreement and the recordation of the Development Indemnity Agreement in the office of the Santa Clara County Clerk Recorder, all on or prior to the Closing Date.

                        (xii) The issuance of the Environmental Insurance Policy. Buyer shall use good faith efforts to obtain the Environmental Insurance Policy, and Seller shall reasonably cooperate with Buyer in connection with the obtaining of the Environmental Insurance Policy.

                        (xiii) The performance by Seller of its obligations under Section 6.3 of this Agreement.

At any time or times on or before the Scheduled Closing Date, Buyer may waive any of the foregoing conditions by written notice to Seller. Other than Buyer's close of escrow pursuant to this Agreement which shall waive all such unfulfilled conditions, no waiver shall be effective unless made in writing specific as to the conditions or matters so waived.

In the event that any of the conditions precedent to Buyer's obligation to purchase the Property in this Section 4(c) are not satisfied or otherwise waived by Buyer on or before July 8, 2003 (other than a failure of a condition precedent caused by a breach of Buyer's obligations under this Agreement), then Buyer shall have the right to terminate this Agreement by delivering to Seller written notice of such termination in which event the Deposit shall be returned immediately to Buyer. If Buyer terminates this Agreement pursuant to the preceding sentence and the failure of such condition precedent was caused by the breach by WHTS of the WHTS Agreement or a breach by Seller under this Agreement, then Seller, upon Buyer's written request, shall pay to Buyer an amount equal to all of Buyer's out-of-pocket costs incurred by Buyer in connection with this transaction, including but not limited to its legal expenses relating to this transaction and its studies, inspections and investigations of the Property (but excluding loan fees), but in no event to exceed $175,000. Seller's obligation under the preceding sentence shall not be subject to the $100,000 floor set forth in the last paragraph of Section 5.1.


                   (d) AS IS Purchase. Buyer acknowledges that Buyer will have had the opportunity to conduct prior to the Closing Date, such studies and investigations of the Property as Buyer desires, and that Buyer will have had the right to observe to its satisfaction, and will have observed to its satisfaction, the physical characteristics and condition of the Property. Nothing contained in this Section 4(d) shall (i) limit the representations, warranties or indemnities made by WHTS under the WHTS Closing Certificate or the other Closing Documents or Buyer's rights and remedies against WHTS thereunder or (ii) limit the representations or warranties made by Seller under the Seller Closing Certificate and/or Section 5.1 of this Agreement. Except as expressly set forth in the Closing Documents or this Agreement, Buyer acknowledges and agrees that the Property is to be purchased and accepted by Buyer in its condition as of the Closing Date, "AS IS", without any implied or express warranty or representation by Seller or anyone acting or purporting to act on Seller's behalf ("Seller's Agents"), and with all patent and latent defects. No representations or warranties, express or implied regarding the Property or matters affecting the Property have been or will be made with respect to the Property or the subject matter of this Agreement (i) by Seller or Seller's Agents, except as expressly set forth in the Seller Closing Certificate and/or
Section 5.1 of this Agreement, or (ii) by any other person or entity (including without limitation WHTS, or anyone acting or claiming to act on WHTS' behalf (other than Seller and Seller's Agents)), except as expressly set forth in the Closing Documents. Without limiting the foregoing, Buyer acknowledges that no representation is or will be made concerning the physical condition, environmental, economic, or legal condition of the Property, title to or the boundaries of the Property, topography, climate, air, water rights, utilities, leases, water, present and future zoning, physical condition, soil condition, pest control matters, engineering characteristics, traffic patterns, purposes to which the Property may be suited, value, potential for development, contamination, drainage, access to public roads, proposed routes of roads or extensions thereof, and compliance with building, health, safety laws, Environmental Laws, land use laws and regulations to which the Property may be subject or any other matter in any way affecting the Property, or the use or ownership thereof (herein collectively the "Property Matters") (i) by Seller or Seller's Agents, except as expressly set forth in the Seller Closing Certificate and/or Section 5.1 of this Agreement, or (ii) by any other person or entity (including, without limitation, WHTS or anyone acting or claiming to act on WHTS' behalf (other than Seller and Seller's Agents)), except as expressly set forth in the Closing Documents. Buyer acknowledges that, although Seller has disclosed, made available, or caused WHTS to make available documents and reports concerning the Property, that Seller cannot and does not make any warranty or representation whatsoever concerning the completeness or the accuracy of information contained in such documents and reports and that Buyer is not relying upon any such representations and warranties, other than (i) with respect to Seller and Seller's Agents, those expressly set forth in the Seller Closing Certificate and/or Section 5.1 of this Agreement, and (ii) with respect to any other person or entity (including, without limitation, WHTS and those acting or purporting to act on behalf of WHTS (other than Seller and Seller's Agents)), those expressly set forth in the Closing Documents. Buyer further acknowledges that it has not received from Seller, WHTS or anyone acting or claiming to act on their behalf, any accounting, tax, legal, architectural, engineering, property management, environmental or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management, environmental and other advisors. Furthermore, the representations and warranties of Seller and Seller's Agents set forth in this Agreement or otherwise made in any form (other than in the Seller's Closing Certificate) are merged into the deed at the closing.

THEREFORE, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, DIRECTLY OR INDIRECTLY TO BUYER, AND SELLER IS TRANSFERRING THE PROPERTY TO BUYER, AND BUYER IS PURCHASING THE PROPERTY FROM SELLER, WITHOUT RECOURSE TO SELLER, IN ITS "AS IS" CONDITION ON THE CLOSING DATE, AND BUYER, FOR THE EXPRESS BENEFIT OF SELLER, IS ASSUMING ON THE CLOSING DATE THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION; PROVIDED, HOWEVER, THAT NOTHING IN THIS
SUBPARAGRAPH SHALL BE DEEMED TO BE A WAIVER BY BUYER OF ANY CLAIMS BUYER MAY HAVE AGAINST WHTS OR ANY PARTY (OTHER THAN SELLER AND SELLER'S AGENTS) PURSUANT TO THE WHTS CLOSING CERTIFICATE AND THE OTHER CLOSING DOCUMENTS.

The acknowledgments contained in this Section constitute a conclusive admission that (a) Buyer is a sophisticated, knowledgeable investor in commercial property, and (b) without waiving any claims Buyer may have against WHTS or any party (other than Seller and Seller's Agents) pursuant to the WHTS Closing Certificate and the other Closing Documents, Buyer is relying upon its own judgment as to any matter germane to the Property, or its purchase or contemplated use thereof, and not on the judgment of Seller or any Seller Agent, and (c) except as expressly set forth in the Seller Closing Certificate, any statement by Seller or any Seller Agent with respect to any Property Matter, whether oral, written, constructive express or implied, is immaterial to Buyer.

Except with respect to any claims against Seller arising out of any breach of covenants, representations or warranties set forth in the Seller Closing Certificate, effective as of the Closing Date, Buyer, for itself and its agents, affiliates, successors and assigns ("Buyer Parties"), hereby releases and forever discharges Seller, its affiliates, successors and assigns, and their respective officers, directors, shareholders, employees and agents, from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the Property or the Property Matters, including, without limitation, any claims for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters, or arising due to the presence of LPB (as defined in Section 5.2(c)) at the Property.

In giving the foregoing releases, Buyer expressly waives the provisions of California Civil Code Section 1542 as it applies to the foregoing mutual release, which provides as follows:

                           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

This Section 4(d) shall survive the close of escrow. Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that provisions of this subsection are a material part of this Agreement.

         5. Representations, Warranties, Covenants And Agreements.

              5.1 Representations And Warranties Of Seller. Seller hereby makes the following representations and warranties to and for the benefit of Buyer, each of which representations and warranties (i) is material and being relied upon by Buyer, (ii) is made as an inducement to Buyer to enter into this Agreement and consummate the transaction contemplated hereby, (iii) is true in all respects as of the date of this Agreement, (iv) shall be true in all material respects on the Closing Date, and (v) shall survive the close of escrow, but such survival shall be limited as set forth in this Section 5.1.

                   (a) Seller is a Delaware corporation and has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Seller.

                   (b) Seller has no actual knowledge of any pending or threatened actions or proceedings before any court or administrative agency which would reasonably be expected to materially adversely affect the ability of Seller to perform Seller's obligations under this Agreement.

                   (c) Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445 and any related regulations. At the closing, Buyer will have no duty to collect withholding Taxes for Seller pursuant to the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended.

                   (d) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.


                   (e) Seller has made available to Buyer all reports and documents made available to Seller by WHTS pursuant to the WHTS Agreement including, without limitation, those listed on Exhibit M attached hereto to the extent such documents are in Seller's possession or control, and PMC does not have reason to believe that WHTS has failed to make available to Seller any reports or documents in WHTS' control relating to the physical, environmental, economic or legal condition of the Property; provided, however, that Seller cannot and does not make any warranty or representation whatsoever concerning the completeness or the accuracy of information contained in such documents and reports.

                   (f) There are no documents or reports in Seller's possession or under Seller's control, that contain information that would lead a reasonably prudent buyer to conclude that the physical, environmental, economic or legal condition of the Property is materially and adversely inconsistent with that represented in the documents and reports made available to Buyer prior to June 16, 2003.

The representations and warranties of Seller contained in this Section 5.1 shall survive the Closing for one (1) year following the Closing Date (the "Limitation Period") except that the Limitation Period with respect to the representations and warranties of Seller contained in clauses (b) and (e) of this Section 5.1 shall be two (2) years. Each such representation and warranty shall automatically be null and void and of no further force and effect following the expiration of the applicable Limitation Period unless, prior to such expiration, Buyer shall have provided Seller with a written notice alleging that Seller shall be in breach of such representation or warranty and specifying in reasonable detail the nature of such breach. Any legal proceeding against Seller for such breach must be commenced, if at all, within ninety (90) days after the expiration of the applicable Limitation Period.

Notwithstanding anything to the contrary set forth in this Agreement, Seller's liability for breach of any covenant, representation or warranty of Seller contained in this Agreement and in any document executed by Seller pursuant to this Agreement, including any instruments delivered at Closing, shall, subject to the limitations of survival set forth in this Section 5.1 be limited to claims in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (but once the aggregate exceeds $100,000, Seller shall be liable to the full extent of such claims), and Seller's aggregate liability for any and all claims arising out of any such covenants, representations and warranties shall not exceed Five Million Dollars ($5,000,000).

              5.2 Representations And Warranties Of Buyer. Buyer hereby makes the following representations and warranties to and for the benefit of Seller, each of which representations and warranties (i) is material and being relied upon by Seller, (ii) is made as an inducement to Seller to enter into this Agreement and consummate the transaction contemplated hereby, (iii) is true in all respects as of the date of this Agreement, (iv) shall be true in all material respects on the Closing Date, and (v) shall survive the close of escrow:

                   (a) Buyer is a Delaware limited liability company and it has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this have been duly authorized by all necessary action on the part of Buyer.

                   (b) Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any voluntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

                   (c) Buyer expressly acknowledges that it is aware that legionella pneumophila bacterium ("LPB") has been present at the Property, and, except as expressly provided in the Closing Certificates, Buyer shall make and rely solely on its own independent investigation and WHTS' representations and warranties under the WHTS Closing Certificate with respect thereto.

              Buyer's liability for breach of any covenant, representation or warranty of Buyer contained in the Agreement, shall be limited to claims in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, and Buyer's aggregate liability for any and all claims arising out of any such covenants, representations and warranties shall not exceed Five Million Dollars ($5,000,000).

              5.3 Agreements. Each of Buyer and Seller hereby specifically agrees as follows:

                   (a) From the date of this Agreement to the Closing Date, Seller shall use reasonable efforts to enforce WHTS' obligations under the WHTS Agreement to (i) manage, maintain, operate, and service the Property, to the same standard as existed at the Contract Date so as to keep the Property and every portion thereof in the same working order and repair as existed on the Contract Date, (ii) not remove or permit the removal of any Personal Property or any fixtures from the Property unless such items are replaced immediately with Personal Property or fixtures of equal or greater value, (iii) comply, in all material respects, with all Laws and Restrictions with respect to the Property,
(iv) not modify, terminate, cancel, extend, or amend any lease, contracts or arrangements which will affect the Property or be binding upon the Buyer on or after the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (v) not enter into any leases or other agreements with respect to the occupancy, maintenance or improvement of the Property that continue after the Closing Date without Buyer's prior written approval (which Buyer may withhold in its sole discretion), and (vi) maintain in full force and effect all of the insurance policies and coverages currently in effect with respect to the Property. From the date of this Agreement to the earlier of the Scheduled Closing Date or the termination of this Agreement, Seller shall not lease, sublease, assign or otherwise transfer the WHTS Lease, the Property, or any portion thereof or interest therein (except to a party which has assumed the obligations of Seller under this Agreement).

                   (b) Immediately upon its acquisition of the Property, Seller shall terminate the WHTS Lease, by merger or otherwise, if Seller acquires title to the Property.

                   (c) Provided (i) all of the conditions precedent in Section 4(c) of this Agreement and Section 4(c) of the WHTS Agreement are satisfied on or before the Closing Date, (ii) this Agreement is not terminated pursuant to
Section 4(b) of this Agreement or otherwise in accordance with the terms of this Agreement or applicable law, (iii) WHTS fully tenders its performance of all of its obligations under the WHTS Agreement to sell the Property to Seller in accordance with the WHTS Agreement and (iii) Buyer fully tenders its performance of all of its obligations under this Agreement to purchase the Property from Seller in accordance with this Agreement, then Seller shall purchase the Property from WHTS as permitted by and in accordance with the WHTS Agreement; provided, however, that a failure in the foregoing shall not excuse performance by Seller hereunder to the extent such failure is caused by Seller's breach of this Agreement or the WHTS Agreement or by the acts or omissions of Seller made for the purpose of causing such failure. Seller shall use reasonable efforts to not cause the failure of any of the foregoing.

                   (d) Seller shall promptly notify Buyer in writing of any event or circumstance known to Seller which materially adversely affects Seller's ability to perform its obligations under this Agreement in a timely manner or the likelihood of timely satisfaction of the conditions precedent set forth above.

                   (e) Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or occurrence that would render any of its representations or warranties under Section 5.1 above untrue, or would render it unable to deliver the Closing Certificates on the Closing Date.

                   (f)  Seller  shall pay at the close of escrow the cost of the one-time premium for the Environmental Insurance Policy (the "Insurance Premium") up to a maximum of Two Hundred Thousand ($200,000) and Buyer shall pay at the close of escrow the cost of the Insurance Premium in excess of said amount.

                   (g) Seller shall promptly forward to Buyer any notice delivered prior to the Closing Date by WHTS to Seller with respect to the Property pursuant to the WHTS Agreement.

                   (h) On the Closing Date, Seller shall deliver possession of the Property to Buyer free and clear of any leases, occupancy agreements, occupants or other parties in possession.

         6. TITLE, ESCROW AND CLOSING.

              6.1 Conditions Of Title. On the Closing Date, Seller shall deliver to Escrow Holder a deed in the form attached hereto as Exhibit E (the "Deed").

              6.2 Closing Date. Subject to the conditions precedent herein set forth, through an escrow established with the Title Company, Buyer and Seller shall consummate this transaction on the Scheduled Closing Date or such other date upon which Buyer and Seller may mutually agree.

              6.3 Deposits And Deliveries By Seller. Subject to the conditions precedent herein set forth and the terms and conditions of this Agreement, Seller shall deposit or cause to be deposited into escrow with the Title Company for delivery to Buyer or such person as Buyer shall designate, or deliver directly to Buyer outside of escrow, on or before the Scheduled Closing Date, the following documents duly executed and acknowledged as required:

                   (a) The Deed.

                   (b) A Bill of Sale and Assignment of Intangible Property in the form attached hereto as Exhibit F transferring the Personal Property and Intangible Property to Buyer (the "Bill of Sale").

                   (c) An Affidavit of Non-Foreign Status in form attached hereto as Exhibit H (the "Non-Foreign Affidavit) and a California Form 597-W (the "California Affidavit").

                   (d) A Closing Certificate in the form of attached Exhibit O.

                   (e) Seller's written escrow instructions to close escrow in accordance with the terms of this Agreement.

                   (f) Evidence reasonably acceptable to Buyer's counsel that the documents delivered to Buyer by Seller at closing have been duly authorized by Seller and duly executed on behalf of Seller.

                   (g) Wire transfer of immediately available funds in the amount of Seller's obligation pursuant to Section 5.3(f) or a credit towards the Purchase Price in such amount.

                   (h)  Such  other   documents,   resolutions,   consents   and
affidavits required to effect the valid consummation of the transaction evidenced by this Agreement.

              6.4 Deposits And Deliveries By Buyer. Subject to the conditions precedent herein set forth, Buyer shall deposit or cause to be deposited into escrow with the Title Company for delivery to Seller or such person as Seller shall designate, or deliver directly to Seller outside of escrow, on or before the Scheduled Closing Date, each of the following documents duly executed and acknowledged as required and funds:

                   (a) Wire transfer of immediately available funds, which, together with the Deposit, shall equal the Purchase Price (the "Purchase Funds").

                   (b)  Cash,   wire  transfer,   cashier's   check,   or  other
immediately available funds covering Buyer's share of closing costs and prorations.

                   (c) Intentionally Deleted.

                   (d)  A  closing  certificate   confirming  the  accuracy  and
completeness, in all material respects, as of the Closing Date of each representation and warranty made herein by Buyer.

                   (e) Buyer's written escrow instructions to close escrow in accordance with the terms of this Agreement.

                   (f) Evidence reasonably acceptable to Seller's counsel that the documents delivered to Seller by Buyer at closing have been duly authorized by Buyer and duly executed on behalf of Buyer.

                   (g) Intentionally Deleted.

                   (h)  Such  other   documents,   resolutions,   consents   and
affidavits required to effect the valid consummation of the transaction evidenced by this Agreement.

              6.5 Closing. Upon satisfaction of the conditions to the Closing, the parties shall instruct the Title Company to close escrow by concurrently:

                   (a) Recording and arranging for delivery to Buyer of the duly executed original Deed, showing all recording information.

                   (b) Issuing to Buyer the Title Policy.

                   (c) Recording the originals of, and arranging for delivery to Buyer of one certified copy of the duly executed and recorded, Parking Easement Agreement and Development Indemnity Agreement and the subordinations and recognitions thereto required by Sections 4(c)(vii) and (xi).

                   (d) Delivering or arranging for delivery to Buyer of an original, duly executed Bill of Sale, the Non-Foreign Affidavit, the California Affidavit, Seller's Closing Certificate, WHTS Closing Certificate, WHTS Modification Indemnity (if applicable) and the Reliance Letter.

                   (e) Delivering to Seller (or as directed by Seller) the Purchase Price, after deducting Seller's share of closing costs and prorations.

                   (f) Taking of all actions, and delivering to Buyer and Seller of copies of all other documents and things deposited and/or delivered through escrow as directed by the parties pursuant to their mutually consistent escrow instruction.

              6.6 Prorations. The costs and expenses of the Property shall be prorated as follows:

                   (a) Maintenance expenses and taxes, insurance, utilities, management, service and operating expenses shall be prorated between Seller and Buyer as of the Closing Date. Expenses shall be prorated on the basis of the actual number of days in a month.

                   (b) All items subject to proration pertaining to the period prior to the Closing Date shall be credited to Seller, and all such prorations pertaining to the period on or following the Closing Date shall be credited to Buyer. Seller, Buyer and Title Company shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date as complete and accurate as reasonably possible. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations, and adjustments to initial estimated prorations, shall be made by Buyer and Seller with due diligence and cooperation within 30 days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by cash payment to the party yielding a net credit from such prorations from the other party. Such cash payment shall be made within ten (10) business days of demand for payment by the party entitled to receive such payment.

                   (c) The provisions of this Section 6.6 shall survive the close of escrow.

              6.7 Closing Costs. Seller shall pay (i) the cost of the County of Santa Clara transfer tax, (ii) the basic CLTA portion (with no endorsements) of the title insurance premiums for the title insurance described in the Title Commitment, (iii) one-half of all escrow fees and (iv) Seller's legal fees and costs incurred in connection with the contemplated transaction. Buyer shall pay
(i) the balance of the title insurance premium (including costs for endorsements), (ii) recording fees, (iii) one-half of all escrow fees, (iv)
Buyer's legal fees and costs incurred in connection with the contemplated transaction and (v) all costs and expenses incurred in connection with any financing obtained by Buyer, including without limitation, loan fees, mortgage recording taxes, financing costs and lender's legal fees (if applicable). Any applicable city transfer tax shall be shared equally by Buyer and Seller. All other closing costs shall be borne by Seller and/or Buyer in the manner which is customary in the county where the Land is located. Notwithstanding the foregoing, if close of escrow fails to occur as a consequence of the default by a party, then such party shall pay all escrow fees and cancellation fees owing to the Title Company.

              6.8 Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date.

              6.9 Filing Of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

              6.10 Cooperation. Without further consideration, each of Seller and Buyer shall execute, acknowledge and deliver to the other party on or after the Closing Date any and all other instruments or documents, and do and perform any other acts which may be required or which the other party may reasonably request in order to fully assign, transfer and/or convey to Buyer, and vest in Buyer, the Property, and each and every part and component thereof.

         7. Liquidated Damages. IN THE EVENT THAT BUYER FAILS TO PURCHASE THE PROPERTY AFTER (I) ALL OF THE CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE THE PROPERTY SHALL HAVE BEEN SATISFIED, OR WAIVED IN WRITING BY BUYER AND (II) THE SELLER SHALL HAVE PERFORMED, TENDERED (OR OFFERED TO TENDER) PERFORMANCE OF ITS OBLIGATIONS, THEN THE DEPOSIT SHALL BE PAID BY TITLE COMPANY TO SELLER AS LIQUIDATED DAMAGES. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THE AMOUNT OF THE DEPOSIT IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE UNDER THE FOREGOING CONDITIONS, AND IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT THE SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER.



-----------------------------                    ----------------------------
BUYER                                            SELLER

         8. Damage And Destruction; Condemnation. Seller shall notify Buyer immediately of the occurrence of any damage to or destruction of the Property, or the institution or maintenance of any condemnation or similar proceedings with respect to the Property prior to the Closing Date of which Seller is aware. In the event of any damage to or destruction of the Property prior to the Closing Date for which the cost to repair in the aggregate exceeds $500,000, or in the event any condemnation or similar proceedings are instituted or maintained prior to the Closing Date, Buyer at its option either (i) may terminate this Agreement by written notice to Seller prior to the Closing Date, or (ii) may consummate the purchase evidenced by this Agreement. With respect to any damage to or destruction of the Property prior to the Closing Date for which the cost to repair does not in the aggregate exceed $500,000 , Buyer shall have no right to terminate this Agreement pursuant to the preceding sentence, this Agreement shall continue in accordance with its terms and the Purchase Price shall be reduced by the Restoration Funds (as defined below). As used herein, "Restoration Funds" shall mean an amount equal to the actual costs and expenses directly and indirectly related to the restoration of the Property, including the costs of permits less the actual proceeds of insurance assigned to Buyer at the Closing, but not exceeding the estimated cost of the restoration as reasonably determined and agreed upon by Buyer, Seller and WHTS based on bids for a guaranteed maximum price contract for the restoration, which may include appropriate contingencies for cost overruns reasonably agreed upon by Buyer, Seller and WHTS. If Buyer, Seller and WHTS do not reasonably agree on the amount of the Restoration Funds and reasonable contingencies in connection therewith prior to the Closing Date, then Buyer shall have the right to terminate this Agreement as described above prior to the Closing Date. If this Agreement is not terminated by Buyer pursuant to this Section 8, then (i) Buyer shall accept possession of the Property in such damaged condition and/or subject to such condemnation or other proceeding on the Closing Date, (ii) as of the Closing Date, Seller shall assign to Buyer all insurance proceeds or condemnation proceeds received or to be received by Seller as a result of such damage or taking, and (iii), if applicable, the Purchase Price shall be reduced by the amount of the Restoration Funds. If this Agreement is so terminated by Buyer, then Buyer shall be entitled to an immediate return of the Deposit.

         9. Commissions.

              (a) Each party to this Agreement warrants to the other that except for the fees set forth in Section 9(b) due to Colliers International and Cornish & Carey (the "Approved Broker"), no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement, and each party hereby agrees to indemnify, defend and protect the other against and to hold the other harmless from any loss, cost or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

              (b) Seller shall be responsible for paying the Approved Broker, at and conditioned upon close of escrow, a sum equal to one percent (1%) of the Purchase Price pursuant to a separate agreement between Seller and the Approved Broker. Buyer shall be responsible for paying the Approved Broker, at and conditioned upon close of escrow, an additional sum equal to one percent (1%) of the Purchase Price.

         10. General Provisions.

              10.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:

                  TO SELLER:           PMC-Sierra, Inc.
                                       8555 Baxter Place
                                       Burnaby, British Columbia V5A 4V7
                                       Canada
                                       Attn: Manager, Corporate Real Estate
                                       and Facilities
                                       Fax No. 604/415-6161
                                       Phone No. 604/415-6651

                  with a copy to:      Wilson Sonsini Goodrich & Rosati
                                       650 Page Mill Road
                                       Palo Alto, California 94304
                                       Attention: Norman Cruz
                                       Fax No. (650) 493-6811
                                       Phone No. (650) 320-4926


                  TO BUYER:            Westbrook Partners, L.L.C
                                       100 California Street, Suite 750
                                       San Francisco, CA 94111
                                       Attn: Aric M. Shalev
                                       Fax No. (415) 438-7921
                                       Phone No. (415) 438-7920

                  with a copy to:
                                       Westbrook Partners, L.L.C.
                                       13155 Noel Road/LB 54
                                       Suite 2400
                                       Dallas, Texas 75240
                                       Attn:  Patrick K. Fox, Esq.
                                       Facsimile (972) 934-8333

                                       and

                                       Gibson, Dunn & Crutcher LLP
                                       333 S. Grand Avenue
                                       Suite 4900
                                       Los Angeles, CA 90071
                                       Attn:  Jesse Sharf, Esq.
                                       Facsimile: (213) 229-6638



                  TO WHTS:             Tishman Speyer Properties, L.P.
                                       525 Market Street, Suite 3720
                                       San Francisco, California  94105
                                       Attention: Carl Shannon
                                       Fax:  (415) 536-4139

                                       with a copy to:

                                       Tishman Speyer Properties
                                       520 Madison Avenue
                                       New York, New York 10022
                                       Attention:  General Counsel
                                       Fax:  (212) 935-8239

                                       and

                                       Schulte Roth & Zabel LLP
                                       919 Third Avenue
                                       New York, New York 10022
                                       Attention:  Jeffrey A. Lenobel, Esq.
                                       Fax:  (212) 593-5955

                                       and

                                       Whitehall Street Real Estate
                                       Limited Partnership IX
                                       85 Broad Street
                                       New York, New York 10004
                                       Attention:  Patricia Geery
                                       Fax:  (212) 357-5505

                                       With a copy to:

                                       Mr. Todd Williams Goldman,
                                       Sachs & Co. 100 Crescent
                                       Court, Suite 1000 Dallas,
                                       TX 75201 Fax: (214)
                                       855-6305

                                       Stone Street Real Estate Fund 1998, L.P.
                                       85 Broad Street
                                       New York, New York  10004
                                       Fax:  (212) 357-5505

                                       Bridge Street Real Estate Fund 1998, L.P.
                                       85 Broad Street
                                       New York, New York  10004
                                       Fax:  (212) 357-5505

                                       Stone Street WHTS Corp.
                                       85 Broad Street
                                       New York, New York  10004
                                       Fax:  (212) 357-5505


              10.2 Entire Agreement; No Modifications. This Agreement, together with the schedules and exhibits attached hereto, incorporates all agreements, warranties, representations and understandings between the parties to the Agreement with respect to the subject matter hereof and constitutes the entire agreement of Seller and Buyer with respect to the purchase and sale of the Property. Any prior or contemporaneous correspondence, memoranda, understandings, offers, negotiations and agreements, oral or written, are merged herein and replaced in total by this Agreement and the exhibits hereto and shall be of no further force or effect. This Agreement may not be modified or amended except in a writing signed by Seller and Buyer.

              10.3 Time. Time is of the essence in the performance of the parties' respective obligations set forth in this Agreement.

              10.4 Attorneys' Fees. In the event any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses including, without limitation, reasonable attorneys' and paralegals' fees and expenses, incurred by such prevailing party, in such action or proceeding and in any appeal in connection therewith, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection of any judgment or other relief.

              10.5 Specific Performance. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event that Seller defaults in its obligation to sell the Property to Buyer after (i) Seller has acquired the fee title to the Property from WHTS, (ii) all other conditions to the Seller's obligation to sell the Property set forth in Section 4(c) shall have been satisfied, and (ii) the Buyer shall have performed, tendered (or offered to tender) performance of its obligations under this Agreement, Buyer shall have, in addition to a claim for damages for such breach or default (subject, however, to the limitations set forth in Section 5.1), and in addition and without prejudice to any right or remedy available at law or in equity, the right to demand and have specific performance of this Agreement. In all other circumstances, Buyer hereby waives the right to specific performance of this Agreement.

              10.6 Successors And Assigns. Except as permitted by this Section, this Agreement may not be assigned by Seller or Buyer without the prior written consent of the other party which may be granted or withheld by the other party in its sole discretion. Subject to the foregoing provision, this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns. Seller shall have the right to assign its rights and obligations under this Agreement to an affiliate of Seller by delivery of notice of the identity of the assignee affiliate at least 15 days prior to the Scheduled Closing Date, provided that the assignee assumes for Buyer's benefit all of Seller's obligations hereunder and, notwithstanding such assignment, Seller shall not be released from its obligations under the Agreement or the Seller Closing Certificate; and Buyer shall have the right to assign its rights and obligations under this Agreement to an affiliate of Buyer, provided that the assignee assumes for Seller's and WHTS' benefit all of Buyer's obligations hereunder and, notwithstanding such assignment, Buyer shall not be released from any obligations it may have under the Agreement or the Closing Documents. For the purposes of this Section, "affiliate of Buyer" shall mean an entity controlling, controlled by or under common control with Buyer. "Control" shall mean the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

              10.7 Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed to be an original; all counterparts so executed shall constitute one instrument and shall be binding on all of the parties to this Agreement notwithstanding that all of the parties are not signatories to the same counterpart.

              10.8 Construction. This Agreement shall be governed by and construed under the laws of the State of California. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any schedules or exhibits to it or any document executed and delivered by either party in connection with this Agreement. All captions in this Agreement are for reference only and shall not be used in the interpretation of this Agreement or any related document. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect.

              10.9 Confidentiality. Seller shall keep all information obtained from or about Buyer or the transaction contemplated by this Agreement strictly confidential and will not disclose any such information to any other person or entity without first obtaining the prior written consent of Buyer. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Buyer's Agents and Seller and Seller's Agents may disclose the tax treatment (i.e., the purported or claimed Federal income tax treatment) or the tax structure (i.e., any fact that may be relevant to understanding such treatment) of the transaction contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) provided by Seller to Buyer relating to such tax treatment and tax structure.

              10.10 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and no person or entity, other than Buyer and Seller, shall be benefited by or have the right to enforce this Agreement.

              10.11 Exculpation. Buyer agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, member, principal, parent, subsidiary or other affiliate of Seller (herein "Seller's Affiliates") or against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, member, principal, parent, subsidiary or other affiliate of WHTS, including, without limitation, Tishman Speyer Properties, L.P. and Goldman, Sachs & Co., or any officer, director, employee, trustee, shareholder, member, partner or principal of any such parent, subsidiary or other affiliate (collectively, "WHTS' Affiliates"), arising out of with this Agreement, the Closing Certificates, or the transactions contemplated hereby. Buyer agrees to look solely to Seller and its assets and to WHTS and its assets for the satisfaction of any liability or obligation arising under this Agreement, the
Closing Documents, or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein or in the Closing Documents, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates or WHTS' Affiliates with respect to any matters arising out of this Agreement, the Closing Documents, or the transactions contemplated hereby. The provisions of this Section 10.11, however, shall not apply to Seller's Affiliates to the extent of the amount a Seller's Affiliate has received after the date of this Agreement, if the remaining funds available to Seller to satisfy the obligations of Seller to Buyer pursuant to this Agreement and the Closing Documents are not at least equal to Five Million Dollars ($5,000,000) or such lower amount of liability or potential liability as Seller may have under such agreements. In addition, the provisions of this Section 10.11 shall not apply to Tishman Speyer/Travelers Real Estate Venture, L.P. and Whitehall Street Real Estate Limited Partnership IX (collectively, the "Members") to the extent of the amount any of the Members has received from the proceeds of the transactions which is the subject of the WHTS Agreement, if the remaining funds available to WHTS to satisfy the obligations of WHTS to Buyer pursuant to this Agreement, the Closing Documents and the WHTS Agreement are not at least equal to Five Million Dollars ($5,000,000) or such lower amount of liability or potential liability as WHTS may have under such agreements. The provisions of this Section 10.11 shall survive the termination of this Agreement and the Closing Date. This Section
10.11 will not apply to the parties to the Parking Easement or the Development Indemnity Agreement to the extent such claim or cause of action relates solely to the Parking Easement Agreement or the Development Indemnity Agreement, as applicable.


         IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date and year first written above:

SELLER:                                     BUYER:

PMC-Sierra, Inc.,                           WB MISSION TOWERS, LLC,
a Delaware corporation                      a Delaware limited liability company



By:____________________________             By:____________________________

Name:__________________________             Name:__________________________

Title:_________________________             Title:_________________________